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EXHIBIT 11.2

                              PAMECO CORPORATION

         COMPUTATION OF HISTORICAL SUPPLEMENTAL  NET INCOME PER SHARE

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
                                                            THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                  AUGUST 31              AUGUST 31
                                                                    1997                   1997
                                                            ------------------       ----------------
Primary and fully diluted:
     Weighted average common stock and common
     stock equivalents outstanding during the
     during the period....................................          8,636                  8,660

Effect of common stock equivalents issued
      subsequent to March 26, 1996, computed in
      accordance with the treasury stock method
      as required by the SEC (1)..........................            330                    330
                                                                ---------              ---------

              Total                                                 8,966                  8,990
                                                                =========              =========

Net income                                                         $5,974                 $6,989
Plus: Reduction in interest expense from repayment
          of long-term notes payable, net of income                    50                    671
           taxes(2)
                                                                ---------              ---------
Net income                                                         $6,024                 $7,660
                                                                =========              =========

Net income per share of common stock                                $0.67                  $0.85
                                                                =========              =========
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(1)   Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
      No. 83, Common stock equivalents issued at prices below the Initial Public
      Offering price per share of $14 ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's
      Registration Statement for its Initial Public Offering have been included as outstanding for all periods presented.

(2) Historical supplemental net income per share reflects the number of shares of common stock issued upon consummation of the Initial Public Offering used to repay $44.2 million in current and long term debt as if the issuance had occurred at the beginning of the period (or date of issuance of notes payable, if later) and the related reduction in interest expense.